Exhibit 16.1

P B T K	PIERCY BOWLER TAYLOR & KERN Certified Public Accountants ● Business Advisors

April 15, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:           YOUBET.COM, INC.

We have read the statements that we understand Youbet.com, Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of certifying accountant.  We agree with such statements made regarding our firm in Item 4.01(a) of the Form 8-K.  We have no basis to agree or disagree with other statements made under Item 4.01(b) of the Form 8-K.

Sincerely,

/s/ Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern
Certified Public Accountants